UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 16, 2014

EQUINIX, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-31293	77-0487526
(Commission File Number)	(IRS Employer Identification No.)

One Lagoon Drive, 4th Floor Redwood City, California	94065
(Address of Principal Executive Offices)	(Zip Code)

(650) 598-6000

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

As previously announced in September 2012, the Board of Directors (the “Board”) of Equinix, Inc. (“Equinix”) approved a plan (the “Conversion Plan”) for Equinix to pursue conversion to a real estate investment trust (“REIT”) under the U.S. Internal Revenue Code of 1986, as amended (the “Code”). Equinix has begun to implement the Conversion Plan, pursuant to which Equinix would elect REIT status effective as of its taxable year beginning January 1, 2015.

In accordance with tax rules applicable to REIT conversions, in order for Equinix to be eligible to qualify for taxation as a REIT for federal income tax purposes effective for its taxable year commencing January 1, 2015, Equinix must distribute, on or before December 31, 2015, Equinix’s previously undistributed accumulated earnings and profits attributable to all taxable periods ending prior to January 1, 2015 (its “Pre-2015 Accumulated E&P”).

On October 16, 2014, Equinix announced the declaration by the Board of a special distribution of $416.0 million on its shares of Common Stock (the “2014 Special Distribution”), payable in either Common Stock or cash to, and at the election of, the stockholders of record as of October 27, 2014 (the “Record Date”). Equinix expects that the value of the 2014 Special Distribution, plus the expected value of the deemed distribution on account of the adjustment to the conversion rate relating to Equinix’s outstanding 4.75% Convertible Subordinated Notes due June 15, 2016 (the “2016 Convertible Notes”) that will be made as a result of the 2014 Special Distribution (the “2014 Conversion Rate Adjustment”), will exceed Equinix’s Pre-2015 Accumulated E&P.

In addition, Equinix intends to declare one or more special distributions in 2015 (the “2015 Special Distributions”), which would encompass some extraordinary items of taxable income that Equinix expects to recognize in 2015, such as depreciation recapture in respect of accounting method changes commenced in its pre-REIT period as well as foreign earnings and profits recognized as dividend income. Equinix estimates the aggregate amount of its 2014 Special Distribution and 2015 Special Distributions (collectively, the “Special Distributions”), together with the expected value of the deemed distribution associated with the 2014 Conversion Rate Adjustment and with any adjustments to the conversion rate of the 2016 Convertible Notes resulting from the 2015 Special Distributions (together with the 2014 Conversion Rate Adjustment, the “Conversion Rate Adjustments”), will equal approximately $1.0 to $1.1 billion. Equinix expects to pay the Special Distributions in a combination of Equinix’s common stock, par value $0.001 per share (the “Common Stock”), and cash, with at least 80% of the total Special Distributions in the form of Common Stock and up to 20% in cash.

Equinix expects that the 2014 Special Distribution will be payable on November 25, 2014 to stockholders of record as of the close of business on the Record Date. Stockholders will have the right to elect, prior to November 17, 2014 (the “Election Deadline”), to be paid their pro rata portion of the 2014 Special Distribution all in Common Stock (a “Share Election”) or all in cash (a “Cash Election”); provided, however, that the total amount of cash payable to all stockholders in the 2014 Special Distribution will be limited to a maximum of $83.2 million (the “Cash Amount”), with the balance of the 2014 Special Distribution payable in the form of Common Stock. Election forms will be mailed or otherwise delivered to all stockholders promptly after the Record Date and must be returned on or before the Election Deadline to be effective. Stockholders who fail to timely return a properly completed election form before the Election Deadline will be deemed to have made a Share Election, meaning an election to receive the 2014 Special Distribution all in Common Stock. The amount of Common Stock to be distributed will be determined based upon the average closing price on the three trading days commencing November 18, 2014.

Because the Cash Amount is limited to $83.2 million, the actual amount of cash that will be paid to stockholders who make the Cash Election may depend upon whether the aggregate amount of all Cash Elections exceeds the Cash Amount. If the aggregate amount of stockholder Cash Elections exceeds the Cash Amount, then the payment of such Cash Election will be made on a pro rata basis to stockholders who make the Cash Election such that the aggregate amount paid in cash to all stockholders equals the Cash Amount. As a result, if the total amount of cash payments to all stockholders who elect to be paid in cash exceeds the Cash Amount, stockholders making the Cash Election will receive a portion, but not less than 20%, in cash and the remaining portion in Common Stock, subject to rounding and other minor adjustments.

Promptly after the Record Date, Equinix expects that Computershare Investor Services, as Equinix’s election agent, will distribute election materials to the holders of record as of the Record Date, including an election form and information regarding the 2014 Special Distribution.

While Equinix intends to elect to be treated as a REIT for tax purposes, the declaration of the 2014 Special Distribution does not ensure Equinix will become a REIT. As described below, there remain significant implementation and operational complexities to address before Equinix can timely convert to a REIT, including obtaining a favorable private letter ruling from the U.S. Internal Revenue Service (the “IRS”), obtaining approval from the Board, and completing other necessary conversion actions, including internal reorganizations, modifying accounting, information technology and real estate systems.

Generally, Equinix expects the Special Distributions, including the 2014 Special Distribution, and other distributions to be taxable mostly or entirely as dividends to its stockholders, whether paid in cash or a combination of cash and Common Stock, and little, if any, as a tax-free return of capital or a capital gain. In addition, for eligible U.S. stockholders who meet applicable holding period and other requirements, the 2014 Special Distribution is expected to qualify for treatment as mostly or entirely qualified dividend income, with any balance as a tax-free return of capital. Equinix urges stockholders to consult their own tax advisors regarding the specific tax consequences regarding the Special Distributions.

A copy of Equinix’s press release announcing the 2014 Special Distribution is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Current Report on Form 8-K (this “Current Report”) contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other securities laws. The forward-looking statements are subject to various known and unknown risks, uncertainties and other factors. When Equinix uses words such as “believes”, “expects”, “anticipates”, “estimates”, “plans” or similar expressions, Equinix is making forward-looking statements. Although Equinix believes that its forward-looking statements are based on reasonable assumptions, its expected results may not be achieved, and actual results may differ materially from its expectations. For example:

•	This Current Report states that Equinix plans to pursue conversion to a REIT effective January 1, 2015. In fact, there are significant implementation and operational complexities to address before Equinix can timely convert to a REIT, including obtaining a favorable private letter ruling from the IRS, which Equinix expects to receive in 2014, obtaining approval from its Board, and completing other necessary conversion actions, including internal reorganizations, modifying accounting, information technology and real estate systems. Equinix can provide no assurance that it will receive a favorable private letter ruling from the IRS or when conversion to a REIT will be successful, if at all. In addition, REIT qualification involves the application of highly technical and complex provisions of the Code to Equinix’s operations as well as various factual determinations concerning matters and circumstances not entirely within Equinix’s control. Although, if it converts to a REIT, Equinix plans to operate in a manner consistent with the REIT qualification rules, Equinix cannot give assurance that it will so qualify or remain so qualified. Further, under the Code, no more than 25% of the value of the assets of a REIT may be represented by securities of one or more U.S. taxable REIT subsidiaries (each a “TRS”) and other nonqualifying assets. This limitation may affect Equinix’s ability to make large investments in other non-REIT qualifying operations or assets. As such, compliance with REIT tests may hinder Equinix’s ability to make certain attractive investments, including the purchase of significant nonqualifying assets and the material expansion of non-real estate activities.

•

This Current Report states that Equinix plans to elect REIT status effective as of its taxable year beginning January 1, 2015. In fact, Equinix does not know when, if at all, it will elect REIT status, and it may not do so. Further, several conditions must be met in order to complete the conversion to a REIT, and the timing and outcome of many of these conditions are beyond Equinix’s control.

Even if the transactions necessary to implement REIT conversion are effected, including the payment of the 2014 Special Distribution, the Board may decide not to elect REIT status, or to delay such election, if it determines in its sole discretion that it is not in the best interest of Equinix or its stockholders.

•	This Current Report states that Equinix expects that the 2014 Special Distribution, plus the expected value of the deemed distribution on account of the 2014 Conversion Rate Adjustment, will distribute all of Equinix’s Pre-2015 Accumulated E&P. It is possible that not all of Equinix’s Pre-2015 Accumulated E&P will be distributed in 2014. If Equinix does not distribute all of its Pre-2015 Accumulated E&P, and thereafter Equinix successfully converts to a REIT effective January 1, 2015, then Equinix will have to distribute any remaining Pre-2015 Accumulated E&P by the end of its 2015 taxable year.

•	This Current Report provides an estimated range of the sum of Equinix’s total Special Distributions together with the expected value of the deemed distributions associated with the Conversion Rate Adjustments. The aggregate amount of the 2014 Special Distribution is based on Equinix’s estimated and projected taxable income for its 2014 taxable year and its current business plans and performance, but its actual 2014 earnings and profits (and thus the actual Pre-2015 Accumulated E&P) will vary depending on, among other items, the timing of certain transactions, its actual taxable income and performance for 2014 and possible changes in legislation or tax rules and IRS revenue procedures relating to distributions of earnings and profits. In addition, with respect to the 2015 Special Distributions, Equinix’s estimate of extraordinary items of taxable income in 2015 may be incorrect. For these reasons and others, Equinix’s actual Special Distributions, and, consequently, the estimated range of the sum of the Special Distributions together with the expected value of the deemed distributions associated with the Conversion Rate Adjustments, may be materially different from its current estimates. In addition, future Special Distributions, if any, may be paid in a different mix of cash and Common Stock than the 2014 Special Distribution, based on Equinix’s cash flows, strategic plans, IRS revenue procedures relating to distributions of earnings and profits, leverage and other factors.

•	This Current Report states that Equinix expects to distribute Special Distributions in its 2015 taxable year. The timing of any additional Special Distributions, which may or may not occur, may be affected by potential tax law changes, the completion of various phases of the REIT conversion process and other factors beyond Equinix’s control.

You should not rely upon forward-looking statements except as statements of Equinix’s present intentions and of Equinix’s present expectations, which may or may not occur. You should read these cautionary statements as being applicable to all forward-looking statements wherever they appear. Except as required by law, Equinix undertakes no obligation to release publicly the result of any revision to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Readers are also urged to carefully review and consider the various disclosures Equinix has made in its Annual Report on Form 10-K for the year ended December 31, 2013 and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2014, including the section entitled “Risk Factors”, each of which Equinix has filed with the Securities and Exchange Commission (“SEC”), as updated by Equinix’s subsequent filings with the SEC, as well as other documents Equinix files with the SEC.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press Release of Equinix, Inc. dated October 16, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EQUINIX, INC.

By:	/s/ Keith D. Taylor
Name:	Keith D. Taylor
Title:	Chief Financial Officer

Date: October 16, 2014

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release of Equinix, Inc. dated October 16, 2014.